UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2021

VILLAGE FARMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Canada	001-38783	98-1007671
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employee Identification No.)

4700-80th Street

Delta, British Columbia, Canada

V4K 3N3

(Address of Principal Executive Offices) (Zip Code)

(604) 940-6012

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, without par value	VFF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Registered Direct Offering of Securities

On January 15, 2021, Village Farms International, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with institutional investors pursuant to which the Company agreed to sell a total of 10,887,097 common shares in the capital stock of the Company (each a “Common Share”). Each Common Share is being sold at a public offering price of $12.40 per Common Share. The transaction to be effected pursuant to each Securities Purchase Agreement is referred to herein as the “Offering.”

The Offering is expected to close on or about January 20, 2021, subject to the satisfaction of customary closing conditions. The proceeds to the Company after deducting placement agent fees are expected to be approximately $127.58 million, prior to deducting estimated offering expenses payable by the Company. The net proceeds from the Offering are intended to be used for general working capital. The Offering is being made pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-237792), which was filed with the Securities and Exchange Commission (the “Commission”) on April 22, 2020 and declared effective by the Commission on May 6, 2020.

The representations, warranties and covenants contained in each Securities Purchase Agreement were made solely for the benefit of the parties to the Securities Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Securities Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, a form of Securities Purchase Agreement is filed with this report only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

A.G.P./Alliance Global Partners and Raymond James (USA) Ltd. each acted as co-lead placement agents, and Roth Capital Partners, LLC acted as co-placement agent for the Offering (collectively, the “Placement Agents”) pursuant to a Placement Agency Agreement, dated January 15, 2021 (the “Placement Agency Agreement”). Beacon Securities Limited acted as financial advisor for the Offering. Under the Placement Agency Agreement, the Placement Agents each agreed to use commercially reasonable “best efforts” to arrange for the sale of the Common Shares and the Company agreed to pay the placement agents a cash fee equal to 5.5% of the gross proceeds of the Offering. The Placement Agency Agreement contains customary representations, warranties and indemnification by the Company.

The foregoing descriptions of the Placement Agency Agreement and the Securities Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Placement Agency Agreement and the Securities Purchase Agreement, which are filed as Exhibits 1.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Title

1.1	Placement Agency Agreement, dated January 15, 2021, among Village Farms International, Inc., A.G.P./Alliance Global Partners, Raymond James (USA) Ltd. and Roth Capital Partners, LLC

5.1	Opinion of Torys LLP, dated January 20, 2021

10.1	Form of Securities Purchase Agreement, dated January 15, 2021, among Village Farms International, Inc. and certain investors

23.1	Consent of Torys LLP (contained in Exhibit 5.1 above)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2021

VILLAGE FARMS INTERNATIONAL, INC.

By:	/s/ Stephen C. Ruffini
Name:	Stephen C. Ruffini
Title:	Executive Vice President and Chief Financial Officer